Exhibit 10.17
FAMOUS DAVE’S OF AMERICA, INC.
FIRST AMENDED AND RESTATED NON-QUALIFIED DEFERRED
COMPENSATION PLAN
THIS FIRST AMENDED AND RESTATED NON-QUALIFIED DEFERRED COMPENSATION PLAN (the “Plan”) is adopted effective as of the 25th day of February 2005, by Famous Dave’s of America, Inc., a Minnesota corporation (the “Company”), as follows:
RECITALS
The Company established the Famous Dave’s of America, Inc. NON-QUALIFIED DEFERRED COMPENSATION PLAN effective February 25, 2005 to provide additional retirement benefits and income tax deferral opportunities for eligible employees; and
The Company wishes to amend and restate the Famous Dave’s of America, Inc. Non-qualified Deferred Compensation Plan as the FIRST AMENDED AND RESTATED NON-QUALIFIED DEFERRED COMPENSATION PLAN in order to comply with the Internal Revenue Code and the Regulations promulgated thereunder; and
The Company intends that the Plan shall at all times be administered and interpreted in such a manner as to constitute an unfunded nonqualified deferred compensation plan for a select group of management or highly compensated employees and to qualify for all available exemptions from the provisions of ERISA.
NOW, THEREFORE, the Company hereby adopts the following Plan.
ARTICLE 1
DEFINITIONS
Certain words and phrases are defined when first used in later sections of this plan. Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply. In addition, the following words and phrases when used herein, unless the context clearly requires otherwise, shall have the following respective meanings:
1.1 Accrued Benefit. The sum of all of a Participant’s Deferral Accounts.
1.2 Affiliate. Any corporation, partnership, joint venture, association, or similar organization or entity, which is a member of a controlled group of companies which includes, or which is under common control with, the Company under Section 414 of the Code.
1.3 Beneficiary. The persons or entities determined in accordance with the following provisions.

     1.3.1 If a Participant files a duly executed Beneficiary Designation Form with the Company or Plan Administrator as provided above, Beneficiary shall mean the Primary Beneficiary designated on such Beneficiary Designation Form if such Primary Beneficiary survives the Participant by at least thirty (30) days, and shall mean the Contingent Beneficiary, if any, designated on such Beneficiary Designation Form if the Primary Beneficiary does not survive the Participant by at least thirty (30) days.
     1.3.2 If all of the Primary Beneficiaries are deceased on any payment date provided in the Plan, the Contingent Beneficiaries shall be the Beneficiary and all payments due under this Plan which are payable to a Participant’s Beneficiary shall be paid to the Participant’s Contingent Beneficiary, if any.
     1.3.3 If all of the Primary Beneficiaries and all of the Contingent Beneficiaries are deceased on any payment date provided in the Plan, then the Beneficiary shall be the legal representative of the Participant’s estate and all payments due under this Plan which are payable to a Participant’s Beneficiary shall be paid to the legal representative of the Participant’s estate.
     1.3.4 If no such duly executed Beneficiary Designation Form has been received by the Company, the Beneficiary shall be the Participant’s surviving Spouse, if any, provided neither the Participant nor the Participant’s Spouse has filed for divorce or legal separation. If the Participant is not survived by a Spouse or if the Participant or Participant’s Spouse has filed for divorce, the Participant’s descendants by right of representation shall be the Beneficiaries. If there are no surviving descendants, the legal representative of the Participant’s estate shall be the Beneficiary.
1.4 Beneficiary Designation Form. The form attached hereto as Exhibit B or such other substantially similar form as the Plan Administrator acknowledges in writing as an acceptable substitute, which is duly executed by the Participant and received by the Company or the Plan Administrator prior to the Participant’s death.
1.5 Board. The “Board” means the Board of Directors of the Company.
1.6 Change in Control Event. Except as otherwise provided in applicable Regulations, a Change in Control Event is the occurrence of any of the events described in Sections 1.6.1, 1.6.2, or 1.6.3, provided that, such event relate to (i) the corporation for whom the Participant is performing services at the time of the Change in Control Event, (ii) the corporation that is liable for the payment of the deferred compensation (or all corporations liable for the payment if more than one corporation is liable), or (iii) a corporation that is a majority shareholder of a corporation identified in (i) or (ii), or any corporation in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, ending in a corporation identified in (i) or (ii).
     1.6.1 A Change In The Ownership Of A Corporation.
     1.6.1.1 A Change In The Ownership Of A Corporation occurs on the date that any one (1) person, or more than one (1) person acting as a group (as defined in Section 1.6.1.2), acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of such corporation. However, if any one (1)

person or more than one (1) person acting as a group, is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of a corporation, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the corporation (or to cause a change in the effective control of the corporation (within the meaning of Section 1.6.2)). An increase in the percentage of stock owned by any one (1) person, or persons acting as a group, as a result of a transaction in which the corporation acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this section. This Section 1.6.1 applies only when there is a transfer of stock of a corporation (or issuance of stock of a corporation) and stock in such corporation remains outstanding after the transaction (see Section 1.6.3 for rules regarding the transfer of assets of a corporation).
     1.6.1.2 For purposes of this Section 1.6.1, persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the corporation. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.
1.6.2 A Change In Effective Control Of The Corporation.
     1.6.2.1 Definition. A Change In The Effective Control Of A Corporation occurs on the date that either -
     (a) Any one (1) person, or more than one (1) person acting as a group (as determined under Section 1.6.2.4), acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the corporation possessing thirty-five percent (35%) or more of the total voting power of the stock of such corporation; or
     (b) A majority of members of the corporation’s board of directors is replaced during any twelve (12)-month period by directors whose appointment or election is not endorsed by a majority of the members of the corporation’s board of directors prior to the date of the appointment or election, provided that for purposes of this Section the term corporation refers solely to the relevant corporation identified in Section 1.6 for which no other corporation is a majority shareholder for purposes of that Section.
     1.6.2.2 Multiple Change in Control Events. A Change In Effective Control also may occur in any transaction in which either of the two (2) corporations involved in the transaction has a Change in Control Event.
     1.6.2.3 Acquisition Of Additional Control. If any one (1) person, or more than one (1) person acting as a group, is considered to effectively control a corporation, the acquisition of additional control of the corporation by the same person or persons is not considered to cause a change in the effective control of the corporation (or to cause a change in the ownership of the corporation).
     1.6.2.4 Persons Acting As A Group. Persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the corporation. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only with respect to the ownership in that corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.
     1.6.3 A Change In The Ownership Of A Substantial Portion Of The Assets Of The Corporation. A Change In The Ownership Of A Substantial Portion Of A Corporation’s Assets occurs on the date that any one (1) person, or more than one (1) person acting as a group (as determined in Section 1.6.3.3), acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such person or persons) assets from the corporation that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the corporation immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
     1.6.3.1 Transfers to a Related Person. There is no Change in Control Event when there is a transfer to an entity that is controlled by the shareholders of the transferring corporation immediately after the transfer, as provided in this Section 1.6.3.1. A transfer of assets by a corporation is not treated as a change in the ownership of such assets if the assets are transferred to -
     (a) a shareholder of the corporation (immediately before the asset transfer) in exchange for or with respect to its stock;
     (b) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the corporation;
     (c) a person, or more than one (1) person acting as a group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the corporation; or
     (d) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a person described in paragraph (c) above.
     1.6.3.2 Status. For purposes of Section 1.6.3.1 and except as otherwise provided, a person’s status is determined immediately after the transfer of the assets.
     1.6.3.3 Persons Acting As A Group. Persons will not be considered to be acting as a group solely because they purchase assets of the same corporation at the same time. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of assets, or similar business transaction with the corporation. If a person, including an entity shareholder, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of assets, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only to the extent of the ownership in that corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.
     1.6.4 Stock Attribution Rules. Code §318(a) shall apply for purposes of determining stock ownership. Stock underlying a vested option is considered owned by the individual who holds the vested option (and the stock underlying an unvested option is not considered owned by the individual who holds the unvested option). For purposes of the preceding sentence, however, if a vested option is exercisable for stock that is not substantially vested (as defined by Code Sections 1.83-3(b) and (j)), the stock underlying the option is not treated as owned by the individual who holds the option. In addition, mutual and cooperative corporations are treated as having stock for purposes of this section.
1.7 Code. The Internal Revenue Code of 1986, as amended from time to time.
1.8 Commencement Date. The first day of the third month beginning after the earliest of:
     1.8.1 if the Participant is not a Key Employee, the Participant’s Termination of Employment,
     1.8.2 if the Participant is a Key Employee, the earliest date after the Participant’s Termination of Employment, which makes the Commencement Date six (6) months and one day after the Participant’s Termination of Employment
     1.8.3 the Participant’s Disability,
     1.8.4 the occurrence of a Change in Control Event,
     1.8.5 January 1st of the first year beginning after the end of the Deferral Period selected by the Participant with respect to each of the Participant’s Deferral Accounts, or
     1.8.6 such earlier date as determined by the Company in its sole discretion, provided such determination is permitted under any applicable Regulations.
1.9 Compensation. The salary, bonuses, and commissions payable by the Company to a Participant for a Plan Year.
1.10 Contingent Beneficiary. The Contingent Beneficiary, if any, designated on a Participant’s Beneficiary Designation Form.
1.11 Declared Rate. The percentage rate established from time to time by the Company, which rate may be determined by reference to a rate established by an unrelated third party.
1.12 Deferral Account. Book entries maintained by the Company reflecting the amount of the Participant’s Accrued Benefit attributable to the Participant’s Deferral Elections, the Investment Adjustments with respect to the balance of the Deferral Account, the Plan Expenses allocated thereto (if any), and the Discretionary Contributions allocated thereto, provided, however, that the existence of such book entries and the Deferral Account shall not create, and shall not be deemed to create, a trust of any kind, or a fiduciary relationship between the

Company and the Participant, the Participant’s designated beneficiaries, or other beneficiaries under this Plan. The Plan Administrator shall maintain a separate Deferral Account for each Participant for each Plan Year in which the Participant makes a Deferral Election.
1.13 Deferral Contribution. The amount of Compensation a Participant elects to defer under this Plan for a specific Plan Year.
1.14 Deferral Election. A written notice filed by the Participant with the Plan Administrator in accordance with Section 3.1 and in substantially the form attached hereto as Exhibit A, or such other form as is acceptable to the Plan Administrator, specifying the amount (if any) of Compensation to be deferred, the Deferral Period and the Payout Period of the Compensation which is deferred under the election. Such Deferral Election shall be effective for the Plan Years indicated on the Deferral Election.
1.15 Deferral Election Deadline.
     1.15.1 Except with respect to a new Participant making an Initial Deferral, the Deferral Election Deadline is the earlier of (a) December 31 of the year prior to the year in which the Services giving rise to the Compensation to be deferred under the Deferral Election or (b) the date set by the Plan Administrator as the last day that a Participant can file a Deferral Election with respect to Compensation to be paid for Services to be rendered by the Participant in a calendar year after the calendar year in which the Deferral Election is filed.
     1.15.2 With respect to an Initial Deferral Election, the Deferral Election Deadline is the earlier of (a) the date which is thirty (30) days after the date the Participant first becomes a Participant in any plan of the Company providing for the deferral of compensation of the same type as this Plan determined in accordance with the Regulations or (b) the date set by the Plan Administrator as the last day that a Participant can file a Deferral Election with respect to Compensation to be paid for Services to be rendered by the Participant after the Deferral Election is filed.
1.16 Deferral Period. The period elected by the Participant on the Participant’s Deferral Election and approved by the Company, during which the Participant is not entitled to receive the Compensation the Participant has elected to defer for a Plan Year. Each Deferral Period begins on the date determined by the Company and shall end on the last day of the Deferral Period as determined by the Company.
1.17 Determination Date. The last day of the last month ending on or before the date of the Participant’s Termination of Employment, the occurrence of a Change in Control, the last day of the Deferral Period, or the first day of the Participant’s Disability, as applicable.
1.18 Disability. Disability shall mean that a Participant is:
     1.18.1 unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expect to last for a continuous period of not less than twelve (12) months;
     1.18.2 by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of Company;
     1.18.3 determined to be totally disabled by the Social Security Administration; or
     1.18.4 determined to be disabled in accordance with a disability insurance program, provided that the definition of disability applied under such disability insurance program complies with the requirements of this Section.
1.19 Discretionary Contributions. Contributions made to the Plan by the Company as it may determine from time to time, and allocated pursuant to Section 3.2 at the Company’s discretion.
1.20 Effective Date. February 25, 2005.
1.21 Eligible Employee. Any employee of the Company or an Affiliate who is a “director level” and above employee (as defined by the Company from time to time) and one of a select group of management or highly compensated employees, as defined by ERISA, and who is selected to participate herein in accordance with the provisions of Section 2.1 hereof.
1.22 ERISA. The Employee Retirement Income Security Act of 1974, as amended from time to time.
1.23 Hardship Withdrawals. Withdrawals made by a Participant from the Participant’s Deferral Account pursuant to Section 5.6.
1.24 Investment Adjustments. The amount to be added to the Participant’s Accounts based upon the Declared Rate established by the Company from time to time.
1.25 IRS. The Internal Revenue Service of the Department of the Treasury.
1.26 Key Employee.
     1.26.1 A Participant is a Key Employee if (a) the Company’s stock is publicly tradable on an established stock exchange or otherwise, and (b) the Participant is a “key employee” as defined in Section 416(i) of the Code (without regard to paragraph (5) thereof) if the stock of the Corporation is publicly traded on an established securities market or otherwise. Generally, the term “key employee” for purposes of Section 416(i) of the Code means an employee who, at any time during the plan year, is (i) an officer of the Company having an annual compensation greater than $130,000 (as adjusted under the Code), (ii) a five percent (5%) owner of the Company, or (iii) a one percent (1%) owner of the Company having an annual compensation from the employer of more than $150,000 (as adjusted under the Code).
     1.26.2 The determination shall be based upon the twelve (12)-month period ending on December 31 of each year. Participants who meet the definition of key employee on such date shall be considered key employees for the twelve (12)-month period commencing on the first day of the 4th month following the end of the twelve (12)-month period.
1.27 Participant. An Eligible Employee who satisfies the conditions of Section 2.1.
1.28 Payment. In general, except as provided in Sections 1.28.1 and 1.28.2 of this section, the term payment refers to each separately identified amount to which a service provider is entitled to payment under a plan on a determinable date, and includes amounts applied for the benefit of the service provider. An amount is separately identified only if the amount may be objectively determined. For example, an amount identified as ten percent (10%) of the account balance as of a specified payment date would be a separately identified amount. A payment includes the provision of any taxable benefit, including payment in cash or in kind. In addition, a payment includes, but is not limited to, the transfer, cancellation or reduction of an amount of deferred compensation in exchange for benefits under a welfare benefit plan, fringe benefit excludible under Code §§119 or 132, or any other benefit that is excluded from gross income.
     1.28.1 Life annuities. The entitlement to a life annuity is treated as the entitlement to a single payment. For purposes of this paragraph, the term life annuity means a series of substantially equal periodic payments, payable not less frequently than annually, for the life (or life expectancy) of the service provider or the joint lives (or life expectancies) of the service provider and the service provider’s designated beneficiary. A change in the form of a payment from one type of life annuity to another type of life annuity before any annuity payment has been made is not considered a change in the time and form of a payment, provided that the annuities are actuarially equivalent applying reasonable actuarial assumptions.
     1.28.2 Installment payments. The entitlement to a series of installment payments that is not a life annuity is treated as the entitlement to a single payment, unless the arrangement provides at all times with respect to the amount deferred that the right to the series of installment payments is to be treated as a right to a series of separate payments. For purposes of this paragraph (b)(2)(iii), a series of installment payments refers to an entitlement to the payment of a series of substantially equal periodic amounts to be paid over a predetermined period of years, except to the extent any increase in the amount reflects reasonable earnings through the date the amount is paid.
     1.28.3 Transition rule. For purposes of this section, an arrangement that was adopted and effective before December 31, 2006, whether written or unwritten, that fails to make a designation as to whether the entitlement to a series of payments is to be treated as an entitlement to a series of separate payments under Section 1.28.2 is treated as having made such designation as of the later of the date on which the arrangement was adopted or became effective, provided that such designation is set forth in writing before December 31, 2006.
1.29 Payout Period. The period of time chosen by the Participant on the Participant’s Deferral Election or such other period over which the Participant’s Accrued Benefit will be paid in accordance with the provisions of the Plan.
1.30 Plan. The Famous Dave’s of America, Inc. FIRST AMENDED AND RESTATED NON-QUALIFIED DEFERRED COMPENSATION PLAN, as herein stated, together with any and all amendments or supplements thereto.
1.31 Plan Administrator. The Board of Directors of the Company or their designee. A Participant in the Plan shall not serve alone as Plan Administrator. If a Participant is part of a group or committee designated as Plan Administrator, then the Participant may not participate in any activity or decision relating solely to the Participant’s individual benefits under the Plan. Matters solely affecting the applicable Participant will be resolved by the remaining committee members or by the Board of Directors.

1.32 Plan Expenses. Any expense incurred in connection with the formation and/or operation of the Plan.
1.33 Plan Year. The calendar year.
1.34 Regulations. Regulations issued by the Department of the Treasury or rulings and guidance issued by the IRS concerning Section 409A of the Code and the deferral of taxation of the Accrued Benefit until actual receipt of such Accrued Benefits by the Participant or the Participant’s Beneficiary.
1.35 Spouse. An individual who is married, for Federal income tax law purposes, to another individual of the opposite sex. The Plan Administrator may, from time to time, require documentary evidence that any individual covered as the Spouse of a Participant under the Plan satisfies this definition.
1.36 Termination of Employment.
     1.36.1 The Participant’s ceasing to be employed by the Company and any Affiliate for any reason whatsoever, voluntary or involuntary, other than by reason of an approved leave of absence, military leave, sick leave, or other bona fide leave of absence (such as temporary employment by the government) if the period of such leave does not exceed six (6) months, or if longer, so long as the Participant’s right to reemployment with the Company is provided either by statute or by contract. If the period of leave exceeds six (6) months and the Participant’s right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six (6)-month period.
     1.36.2 Whether a termination of employment has occurred is determined based on the facts and circumstances. Where a Participant either actually or purportedly continues in the capacity as an employee, such as through the execution of an employment agreement under which the Participant agrees to be available to perform services if requested, but the facts and circumstances indicate that the employer and the employee did not intend for the employee to provide more than insignificant services for the employer, an employee will be treated as having a termination of employment for purposes of this Section. For purposes of the preceding sentence, a Participant and the Company will not be treated as having intended for the Participant to provide insignificant services where the Participant continues to provide services as a Participant at an annual rate that is at least equal to twenty percent (20%) of the services rendered, on average, during the immediately preceding three (3) full calendar years of employment (or, if employed less than three (3) years, such lesser period) and the annual remuneration for such services is at least equal to twenty percent (20%) of the average annual remuneration earned during the final three (3) full calendar years of employment (or, if less, such lesser period). Where the Participant continues to provide services to the Company in a capacity other than as an employee, a termination of employment will not be deemed to have occurred for purposes of this paragraph Section 1.36 if the Participant is providing services at an annual rate that is fifty percent (50%) or more of the services rendered, on average, during the immediately preceding three (3) full calendar years of employment (or if employed less than three (3) years, such lesser period) and the annual remuneration for such services is fifty percent (50%) or more of the annual remuneration earned during the final three (3) full calendar years of employment (or if less, such lesser period). For purposes of this Section 1.36 the annual rate of providing services is determined based upon the measurement used to determine the service provider’s base compensation (for example, amounts of time required to earn salary, hourly wages, or payments for specific projects).
1.37 Unforeseeable Emergency.
     1.37.1 An Unforeseeable Emergency means a severe financial hardship of the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or the Participant’s dependent (as defined in Code §152(a)); loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.
     1.37.2 The imminent foreclosure of or eviction from the Participant’s primary residence; the need to pay for medical expenses, including non-refundable deductibles, as well as for the costs of prescription drug medication, or the need to pay for the funeral expenses of a spouse or a dependent (as defined in Code §152(a)) may, depending on the facts and circumstances, also constitute an unforeseeable emergency.
     1.37.3 Except as otherwise provided in this Section, the purchase of a home and the payment of college tuition are not Unforeseeable Emergencies.
1.38 Valuation Date. The last day of each quarter of the calendar year, each Determination Date, and such other dates as may be specified by the Plan Administrator from time to time.
ARTICLE 2
ELIGIBILITY AND PARTICIPATION
2.1 Eligibility. An Eligible Employee shall become a Participant in the Plan immediately upon their becoming an Eligible Employee unless otherwise excluded from being a Participant by the Company in writing. Once an employee becomes a Participant, the employee shall remain a Participant until the employee’s Termination of Employment, and thereafter until all benefits to which Participant (or the Participant’s Beneficiary) is entitled under the Plan have been paid.
ARTICLE 3
DEFERRALS AND CONTRIBUTIONS
3.1 Deferral Election.
     3.1.1 Initial Election. A Participant who become a Participant during a Plan Year may make a Deferral Election with respect to Compensation earned during the Plan Year in which the Participant becomes a Participant provided that such Deferral Election is filed with the Plan Administrator within thirty (30) days after the Participant first becomes eligible to be a Participant in the Plan. Such Deferral Election shall be effective beginning on the payroll date that is at least two (2) weeks after the delivery of the Deferral Election to the Plan Administrator, or such other date as specified by the Plan Administrator. Such a Deferral Election shall apply only to Compensation earned with respect to services performed after the date of the Deferral Election and prior to the end of the Plan Year in which the Participant first becomes eligible to be a Participant in the Plan. If a Participant fails to file a Deferral Election within thirty (30) days after the Participant first becomes eligible to be a Participant in the Plan, no part of the Participant’s Compensation earned with respect to services performed during the Plan Year in which the Participant first becomes a Participant in the Plan may be deferred. All other Deferral Elections must comply with Section 3.1.2. No Deferral Election shall be effective until accepted by the Plan Administrator.
     3.1.2 Subsequent Deferrals. Except for a Deferral Election for the Plan Year in which a Participant first becomes a Participant pursuant to Section 3.1.1 or as otherwise permitted in the Regulations and approved by the Plan Administrator, each Deferral Election for Compensation earned with respect to services performed in a Plan Year must be made not later than the earlier of (a) the day before the first day of the Plan Year, or (b) the date specified by the Plan Administrator or Company. Each such Deferral Election shall apply only to Compensation earned with respect to services rendered during the Plan Year. No Deferral Election shall be effective until accepted in writing by the Plan Administrator.
     3.1.3 Payroll Adjustment. Upon receipt of a Deferral Election, the Plan Administrator shall notify the Company to adjust the Participant’s Compensation otherwise payable to the Participant as necessary to take into account the amount of the Participant’s Compensation that the Participant has elected to defer pursuant to a Deferral Election. In the Deferral Election, the Participant shall specify the amount of the Participant’s Compensation to be deferred, which specification may be separate and distinct for the individual components of Compensation, and may be expressed as percentages or fixed dollar amounts.
     3.1.4 Revocation or Change of Deferral Election.
     3.1.4.1 Except as otherwise permitted in Regulations and by the Plan Administrator, this Section 3.1.4 and Section 3.1.5, each such Deferral Election shall be irrevocable.
     3.1.4.2 No revocation or change of any Deferral Election shall be effective unless and until it complies with Section 409A of the Code and the Regulations and it is accepted by the Plan Administrator in writing.
     3.1.4.3 Notwithstanding the foregoing, a Deferral Election, which is filed with the Plan Administrator prior to the Deferral Election Deadline, may be revoked or changed at anytime prior to the Deferral Election Deadline.
     3.1.4.4 Further, to the extent permitted under the Regulations, a Deferral Election may be revoked in whole or in part on or before December 31, 2005.
     3.1.5 Changes to the Deferral Period, Payout Period, or Time and Form of Payment.
     3.1.5.1 Reduction of Deferral Period/Acceleration of Time of Payment. Except as provided below or as otherwise permitted in the Regulations and by the Plan Administrator, neither the Deferral Period nor the Payout Period may be reduced nor may the time of any payment be otherwise accelerated.
     3.1.5.2 Extensions/Delays. With the consent of the Plan Administrator and to the extent permitted under the Regulations, the Deferral Period may be extended, the Payout Period increased and the time for any payment delayed at the written election of the Participant, provided that

     (a) such election may not take effect until at least twelve (12) months after the date on which the election is made;
     (b) the Payment with respect to which such election is made is deferred for a period of not less than five (5) years from the date such Payment would otherwise have been paid (or in the case of a life annuity or installment payments treated as a single Payment, five (5) years from the date the first amount was scheduled to be paid),
     (c) any election related to a payment described in §1.409a-3(a)(4) (Payment at a specified time or pursuant to a fixed schedule) may not be made less than twelve (12) months prior to the date the Payment is scheduled to be paid (or in the case of a life annuity or installment payments treated as a single Payment, twelve (12) months prior to the date the first amount was scheduled to be paid); and
     (d) such extension of the Deferral Period or the Payout Period or delay in the time of any Payment is in accordance with the applicable Regulations.
     3.1.5.3 Separate Payments. To the extent provided under the Regulations the Participant may treat each payment to be made to the Participant as a “Separate Payment.” Consistent with the Regulations and with the consent of the Plan Administrator, the Participant may extend the Deferral Period or the date of payment separately with respect each Separate Payment.
     3.1.5.4 Conflict of Interest Payments. Notwithstanding the foregoing, the time or schedule of a payment under the Plan may be modified as may be necessary to comply with a certificate of divestiture (as defined in Code § 1043(b)(2)) as and to the extent permitted under the Regulations.
3.2 Discretionary Contributions.
     3.2.1 The Company may allocate Discretionary Contributions to the Plan and may direct that such contributions be allocated among the Deferral Accounts of those Participants that it may select in the manner specified by the Company. In the event of Disability or death, a Participant shall be entitled to the Participant’s share of the Discretionary Contributions (if any) for the Plan Year in which the Participant incurs a Disability or dies.
     3.2.2 A Participant’s share of the Discretionary Contributions for a Plan Year shall be deferred for the Deferral Period applicable to Deferral Elections made by the Participant for the Plan Year.
     3.2.3 A Participant’s share of Discretionary Contributions shall be added to the Participant’s Deferral Account for the Plan Year for which the Discretionary Contribution is made.
     3.2.4 No Participant shall have a right to compel the Company to make a contribution under this Section 3.2 and no Participant shall have the right to share in the allocation of any such contribution for any Plan Year unless selected by the Company, in its sole discretion.

ARTICLE 4
DEFERRAL ACCOUNTS AND ALLOCATIONS TO DEFERRAL ACCOUNTS
4.1 Deferral Accounts. The Plan Administrator shall establish a Deferral Account for each Participant for each Plan Year for which the Participant makes a Deferral Election and elects to defer all or a portion of his Compensation earned with respect to Services performed by the Participant during such Plan Year or receives a Discretionary Contribution from the Company.
4.2 Allocations and Adjustments to Deferral Accounts.
     4.2.1 The Deferral Account of each Participant shall be increased by the amount of Compensation that the Participant would have received but for the Deferral Election, which amount shall be added to the Deferral Account on the date and in the amount that the Compensation which is deferred would otherwise have been paid to the Participant but for the Deferral Election. The Plan Administrator shall establish a separate Deferral Account for each Participant for each Plan Year for which the Participant makes a Deferral Election.
     4.2.2 Company Discretionary Contributions (if any) shall be added to the Participant’s Deferral Account at such time as directed by the Plan Administrator.
     4.2.3 Each Deferral Account shall be reduced by the amount of all payments from such Deferral Account made to the Participant. All amounts paid from a Deferral Account are assumed to be paid on the first day of the month or such other time as specified by the Plan Administrator.
     4.2.4 The Participant’s Deferral Account shall be increased by the Investment Adjustments at such times as may be specified by the Company, but not less often than quarterly.
     4.2.5 The Company may, at any time, change the timing or methods for adding Investment Adjustments, Deferral Contributions and Discretionary Contributions to the Deferral Accounts, and reduce such Deferral Accounts by payments of benefits and Hardship Withdrawals under this Plan; provided, however, that the times and methods for increasing or decreasing the Deferral Accounts for such items in effect at any particular time shall be uniform among all similarly situated Participants and Beneficiaries as determined by the Company in its sole discretion. and provided further than any such change shall be permitted under the Regulations.
4.3 Determination of Accounts. A Participant’s Accrued Benefit as of each Valuation Date shall consist of the balance of the Participant’s Deferral Accounts, adjusted as provided in Section 4.2 through such date.
4.4 Statement of Accounts. The Company shall provide to each Participant, within one hundred twenty (120) days after the close of each Plan Year, a statement in such form as the Company selects setting forth the amount of each of the Participant’s Deferral Accounts as of the last day of the Plan Year just ended.
4.5 Accounting Device Only. A Participant’s Deferral Accounts shall be utilized solely as a device for the measurement and determination of the amounts to be paid to the Participating Executive under this Plan. A Participant’s Deferral Account shall not constitute or be treated as a trust fund of any kind or give any Participating Executive any right to any of the assets of the Company other than as a general creditor of the Company.
ARTICLE 5
PAYMENT OF BENEFITS
5.1 Payment of Accrued Benefit. Except as otherwise provided in this ARTICLE 5 and Sections 7.2 and 8.2, on the Commencement Date of any Deferral Account, the Company shall pay to the Participant the value of the Participant’s Deferral Account determined as of the applicable Determination Date as provided herein and in accordance with the Participant’s Deferral Election. Except as provided below, in the case of a Deferral Account that is to be paid over the Payout Period, the principal amount of such Deferral Account shall be paid in substantially equal payments over such Payout Period elected by the Participant in the Participant’s Deferral Election.
5.2 Cash-out of De Minimus Accrued Benefit. Notwithstanding the foregoing, if the Participant’s entire Accrued Benefit under the Plan is less than $10,000.00, or such lesser amount specified by the Company, then notwithstanding the Payout Periods elected by the Participant or the other terms of this Plan, the Company, may in it’s sole discretion, pay to the Participant the Participant’s entire Accrued Benefit in a lump sum or over a shorter period than the Payout Periods elected by the Participant provided that the payment is made on or before the later of (a) December 31 of the calendar year in which occurs the Participant’s Termination of Employment or (b) the date two and one-half (2 1/2) months after the Participant’s Termination of Employment.
5.3 Interest on Deferral Account. After the applicable Determination Date, the unpaid balance of a Participant’s Deferral Account shall be increased by an amount equal to the product of the principal balance of the Deferral Account multiplied by the Declared Rate then in effect for the applicable period since the time of the last payment or such other rate at the Company may specify. Such accrued interest shall be paid with the next payment then due.
5.4 Change in Control. Notwithstanding the foregoing, upon the occurrence of a Change in Control Event, the Participant’s Accrued Benefit shall be paid to the Participant in a lump sum; provided, however, that, notwithstanding the foregoing, to the extent permitted under applicable Regulations, the Participant may, with the consent of the Company, and prior to the Commencement Date resulting from the Change in Control, (a) defer the payment of the Participant’s Accrued Benefit until the occurrence of another later Commencement Date, or (b) require the payments to be made over the Payout Periods applicable to the Accrued Benefit or other period acceptable to the Company.
5.5 Death of Participant.
5.5.1 Payment of Accrued Benefit.
     5.5.1.1 In the event of the Participant’s death prior to the commencement of Payments to the Participant of the Participant’s entire Accrued Benefit as provided for herein, the Company shall pay the Participant’s unpaid Accrued Benefit to the Participant’s Beneficiary in a single lump sum Payment notwithstanding any Deferral Period or Payout Period specified in a Deferral Election.

     5.5.1.2 In the event of the Participant’s death after the commencement of Payments of the Participant’s Accrued Benefit, but prior to the completion of such Payments due to and owing to the Participant under the Plan, the Participant’s death shall be treated as if it were the event for purposes of determining the Commencement Date and the Participant’s unpaid Accrued Benefit shall be paid to the Participant’s Beneficiary in a lump sum on the Commencement Date determined using the Participant’s death.
     5.5.1.3 Unless otherwise provided by the Participant on a Beneficiary Designation Form, if more than one (1) Beneficiary is named within the same class (i.e., Primary or Contingent), then the Payments shall be made equally to such Beneficiaries unless otherwise provided hereinabove. Unless otherwise provided by the Participant on a Beneficiary Designation Form, if any such Beneficiary dies while receiving payments under the Plan, any and all remaining Payments shall continue to be made to the surviving Beneficiaries of such class and to the legal heirs of the deceased Beneficiary, which legal heirs shall receive the amount which was being received by said deceased Beneficiary unless otherwise stipulated. Unless otherwise provided by the Participant on a Beneficiary Designation Form, if all of the Beneficiaries of a class shall die, any and all remaining Payments shall be made to the next class of Beneficiaries.
     5.5.1.4 Unless otherwise provided by the Participant on a Beneficiary Designation Form, if none of the Beneficiaries named hereinabove are living on any payment date, any and all remaining Payments shall be made to the executors or administrators of the Participant’s estate.
     5.5.1.5 If any Payments shall be payable to any trust, the Company shall not be liable to see to the application by the Trustee of any Payment hereunder at any time, and may rely upon the sole signature of the Trustee to any receipt, release or waiver, or to any transfer or other instrument to whomsoever made purporting to affect this nomination or any right hereunder.
5.5.2 Beneficiary Designation.
     5.5.2.1 General. The Participant shall have the right, at any time, to submit a Beneficiary Designation Form specifying one (1) or more written designations of Primary and Contingent Beneficiaries to whom Payments under this Plan shall be made in the event of the Participant’s death prior to complete distribution of the benefits payable to the Participant. Each Beneficiary Designation Form shall become effective only when accepted in writing by the Company. The Company shall have the right, in its sole discretion, to reject any Beneficiary Designation Form, which is not in substantially the form attached hereto as Exhibit B. Any attempt to designate a beneficiary, otherwise than as provided in this Section shall be ineffective. For purposes of any Beneficiary Designation Form, no person shall be deemed to have survived the Participant if that person dies within thirty (30) days of the Participant’s death. The Participant may change the Beneficiary named in any Beneficiary Designation Form at any time by filing a new duly executed Beneficiary Designation Form with the Company or the Plan Administrator without the consent of any person or entity then designated as a Beneficiary.
     5.5.2.2 Spouse’s Interest. A Participant’s designation of the Participant’s Spouse as a beneficiary shall be deemed automatically revoked if the Participant or the Spouse subsequently files for divorce or legal separation or if the Spouse dies prior to the

Participant. Without limiting the generality of the foregoing, the interest in the benefits hereunder of a Spouse of a Participant who has predeceased the Participant or where either have filed for divorce or a legal separation shall automatically pass to the Participant and shall not be transferable by such Spouse in any manner, including, but not limited to, such Spouse’s will.
5.6 Hardship Withdrawals.
     5.6.1 Amount of Hardship Withdrawal. In the event that the Plan Administrator, upon written request of a Participant, determines, in its sole discretion in compliance with any applicable Regulations, that the Participant has suffered an Unforeseeable Emergency, the Plan Administrator shall pay to the Participant from the Participant’s Deferral Accounts as soon as practicable following such determination, an amount equal to the lesser of (a) the amount requested by the Participant, (b) the balance of such Participant’s Deferral Accounts as of the date of such Payment, or (c) the amount, as determined under the Regulations, necessary to satisfy such Unforeseeable Emergency plus amounts necessary to pay any Federal, state, or local income taxes or penalties reasonably anticipated to result from the distribution, determined after taking into account the extent to which such Unforeseeable Emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). Distributions because of an Unforeseeable Emergency must be limited to the amount necessary to satisfy the emergency need (which may include amounts necessary to pay any Federal, state, or local income taxes or penalties reasonably anticipated to result from the distribution). Determinations of amounts reasonably necessary to satisfy the emergency need must take into account any additional compensation that is available if the Plan provides for cancellation of a Deferral Election upon a Payment due to an Unforeseeable Emergency. A distribution on account of Unforeseeable Emergency may not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under the arrangement.
     5.6.2 Determination of Unforeseeable Emergency. Whether a Participant is faced with an unforeseeable emergency permitting a distribution under this Section is to be determined based on the relevant facts and circumstances of each case.
     5.6.3 Rules Adopted by Plan Administrator. The Plan Administrator shall have the authority to adopt additional rules relating to Hardship Withdrawals provided such rules are consistent with the Regulations. In administering these rules, the Plan Administrator shall act in accordance with any applicable Regulations, the principle being that the primary purpose of this Plan is to provide additional retirement income, not additional funds for current consumption. Such rules may limit the ability of a Participant receiving a distribution as a result of a Hardship Withdrawal to make Deferral Elections.
5.7 Adverse Action on Participant or Plan.
     5.7.1 Notwithstanding any other provision hereof, in the event there is a determination by the Internal Revenue Service, or in the event of a final determination by a court of competent jurisdiction, that all or any part of a Participant’s Accrued Benefit hereunder is includable in the gross income of the Participant or the Participant’s Beneficiary, the Plan Administrator shall distribute so much of the Participant’s Accrued Benefit to the Participant or Beneficiary as is includible in gross income of the Participant or Beneficiary and in its sole discretion cause the termination of future Deferral Contributions by the Participant, provided this provision does not in and of itself cause the Accrued Benefit of the Participant to be includible in income for United States income tax purposes prior to the actual receipt of such Accrued Benefit in cash by the Participant.
     5.7.2 In the event that there is a determination by the Department of Labor, or a final determination of a court of competent jurisdiction, that the Plan is subject to Part 2, 3 or 4 of Title I of ERISA, the Plan Administrator may, in its sole discretion, distribute each Participant’s Accrued Benefit to the Participant, or, in the case of a deceased Participant, to the Participant’s Beneficiary, and cause the termination of future Deferral Contributions by Participants.
5.8 Facility of Payment. If a distribution is to be made to a minor, or to a person who is otherwise incompetent, then the Plan Administrator may, in its discretion, make such distribution (i) to the legal guardian or, if none, to a parent of a minor payee with whom the payee maintains the Participant’s residence, or (ii) to the conservator or committee or, if none, to the person having custody of an incompetent payee. Any such distribution shall fully discharge the Plan Administrator, the Company, and the Plan from further liability on account thereof.
5.9 Payment of Employment Taxes. Notwithstanding the foregoing, as and to the extent permitted under the Regulations, the Plan Administrator or Company may permit the acceleration of the time or schedule of a Payment under the Plan to pay the Federal Insurance Contributions Act (FICA) tax imposed under Code Sections 3101 and 3121(v)(2) on Compensation deferred under the Plan (the “FICA Amount”). Additionally, the Plan Administrator or Company may permit the acceleration of the time or schedule of a Payment to pay the income tax at source on wages imposed under Code Section 3401 on the FICA Amount, and to pay the additional income tax at source on wages attributable to the pyramiding Code Section 3401 wages and taxes. However, the total Payment under this Section shall not exceed the aggregate of the FICA Amount, and the income tax withholding related to such FICA Amount.
5.10 Withholding. Any and all Payments to be made to a Participant or a Participant’s beneficiaries pursuant to this Plan shall be subject to all federal, state and local income and employment taxes and such taxes will be withheld accordingly by the Company from benefits under this Plan or from salary, bonuses or other amounts due to the Participant as determined by the Plan Administrator as and to the extent required by applicable law and Regulations.
ARTICLE 6
PLAN ADMINISTRATION
6.1 Responsibility for Administration of the Plan.
     6.1.1 The Plan Administrator shall be responsible for the management, operation, and administration of the Plan. The Plan Administrator may employ others to render advice with regard to its responsibilities under this Plan. It may also allocate its responsibilities to others and may exercise any other powers necessary for the discharge of its duties. The Plan Administrator shall be entitled to rely conclusively upon all tables, valuations, certifications, opinions and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by the Plan Administrator with respect to the Plan.
     6.1.2 The primary responsibility of the Plan Administrator is to administer the Plan for the benefit of the Participants and their beneficiaries, subject to the specific terms of the Plan. The Plan Administrator shall administer the Plan in accordance with its terms and shall have the power to determine all questions arising in connection with the administration, interpretation, and application of the Plan. Any such determination shall be conclusive and binding upon all persons and their heirs, executors, beneficiaries, successors and assigns. The Plan Administrator shall have all powers necessary or appropriate to accomplish its duties under the Plan. The Plan Administrator shall also have the discretion and authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions, including, but not limited to, interpretations of this Plan and entitlement to or amount of benefits under this Plan, as may arise in connection with the Plan.
6.2 Claims Procedure.
     6.2.1 Claim. A person who believes that the Participant is being denied a benefit to which the Participant is entitled under the Plan (hereinafter referred to as a “Claimant”) may file a written request for such benefit with the Plan Administrator, setting forth the Participant’s claim. The request must be addressed to the Plan Administrator at its then principal place of business.
     6.2.2 Claim Decision. Upon receipt of a claim, the Plan Administrator shall advise the Claimant that a reply will be forthcoming within ninety (90) days and that the Plan Administrator shall, in fact, deliver such reply within such period. The Plan Administrator may, however, extend the reply period for an additional ninety (90) days for reasonable cause. If the claim is denied in whole or in part, the Plan Administrator shall adopt a written opinion, using language calculated to be understood by the Claimant, setting forth to the extent applicable:
     6.2.2.1 The specific reasons for such denial;
     6.2.2.2 Specific reference to pertinent provisions of this Plan on which such denial is based;
     6.2.2.3 A description of any additional material or information necessary for the Claimant to perfect the Participant’s claim and an explanation why such material or such information is necessary;
     6.2.2.4 Appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and
     6.2.2.5 The time limits for requesting a review.
     6.2.3 Request for Review. Within sixty (60) days after receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Company, through its Board of Directors, review the Plan Administrator’s determination. Such request must be addressed to the Company at its then principal place of business. The Claimant or the Claimant’s duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Company. If the Claimant does not request a review of the determination within such sixty (60)-day period, the Participant shall be barred and estopped from challenging the determination.
     6.2.4 Review of Decision. Within sixty (60) days after the Company’s receipt of a request for review, it will review the Plan Administrator’s determination. After considering all materials presented by the Claimant, the Company will render a written opinion, written in a manner calculated to be understood by the Claimant, setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of this Plan on which the decision is based. If special circumstances require that the sixty (60)-day time period be extended, the Company will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review. The decision of the Board of Directors shall be final and binding on all parties and may not be further appealed by any party.
     6.2.5 Notice. Any notice, consent or demand required or permitted to be given under the provisions of this Plan shall be in writing and shall be signed by the party giving or making the same. If such notice, consent or demand is mailed, it shall be sent by United States certified mail, postage prepaid, addressed to the addressee’s last known address as shown on the records of the Company. The date of such mailing shall be deemed the date of notice consent or demand. Any person may change the address to which notice is to be sent by giving notice of the change of address in the manner aforesaid.
ARTICLE 7
AMENDMENT OR TERMINATION
7.1 Amendment.
     7.1.1 Any other provision of this Plan to the contrary notwithstanding, the Plan may be amended by the Company at any time, to the extent that, in the sole opinion of the Company, such amendment shall be necessary in order to ensure that (a) the Plan will be characterized as a plan maintained for a select group of management or highly compensated employees, as described in sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, (b) the Plan conforms to the requirements of any applicable law, including but not limited to ERISA and the Code, (c) the Accrued Benefit of any Participant is not taxable to the Participant or his/her Beneficiary earlier than the date it is actually received by the Participant or the Beneficiary as the case may be, and (d) no excise tax, penalty or additional tax is imposed on the Participant or the Company under pursuant to Section 409A and the Regulations or any other applicable provision of the Code. No such amendment shall be considered prejudicial to any interest of a Participant or Beneficiary hereunder even if it reduces the Accrued Benefit of any Participant or the amount, date or form of any payment to the Participant.
     7.1.2 In addition, this Plan may be amended at any time as and to the extent permitted under the Regulations provided that no such amendment shall reduce the Accrued Benefit of any Participant without the consent of the Participant unless such reduction is required under the Regulations.

7.2 Termination
     7.2.1 This Plan may be terminated at any time provided such termination satisfies the requirements of the Regulations. To the extent permitted in the Regulations:
     7.2.1.1 This Plan may be terminated provided that all deferred compensation arrangements of the same type (account balance plans, nonaccount balance plans, separation pay plans or other arrangements) of the Company are terminated with respect to all participants, no Payments other than those otherwise payable under the terms of the plan absent a termination of the plan are made within twelve (12) months of the termination of the arrangement, all Payments are made within twenty-four (24) months of the termination of the arrangement, and the Company does not adopt a new deferred compensation arrangement that would be aggregated with any terminated arrangement under the Regulation’s plan aggregation rules at any time for a period of five (5) years following the date of termination of this Plan.
     7.2.1.2 This Plan may be terminated during the twelve (12) months following a Change In Control of the Company, and in such event the Plan may distribute all of the Accrued Benefits to the Participants in a lump sum as and to the extent permitted under the Regulations.
     7.2.1.3 This Plan may be terminated upon the dissolution of the Company taxed under section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred under this Plan are included in the Participants’ gross incomes by the latest of (i) the calendar year in which the Plan termination occurs, (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture, or (iii) the first calendar year in which the Payment is administratively practicable.
     7.2.1.4 This Plan may be terminated by the Company at any time, without notice to or consent of any person, pursuant to resolutions adopted by its Board of Directors to the extent otherwise permitted under the Regulations. Except as provided in the Regulations, if the Plan is terminated, the Accrued Benefit of the Participants shall be distributed as soon as administratively possible in one lump sum at the discretion of the Company to the extent permitted in applicable Regulations
     7.2.2 No such termination shall reduce the amount then credited to a Participant’s Accounts except as and to the extent required by law.
     7.2.3 Upon the termination of the Plan as provided for herein, the Plan Administrator may, consistent with the Regulations, pay the Participant’s Accrued Benefits to the Participant, or in the case of the Participant’s death, the Participant’s Beneficiary, in any form and in any manner (including but not limited to a lump sum payment) notwithstanding the terms of the Participant’s Deferral Election, provided that, unless otherwise required by law, the Plan shall pay to the Participant or the Participant’s Beneficiary, as the case may be, the Participant’s Accrued Benefit not later than times and not less than the amounts specified in the Participant’s Deferral Election.

ARTICLE 8
MISCELLANEOUS
8.1 Purpose. The purpose of this Plan is to allow a Participant to defer the receipt of part of the Participant’s Compensation until a later date without having to pay taxes on the amount of such Compensation until the Participant actually receives the amount of such Compensation at which time it will be subject to taxation as ordinary gain. The Company makes no guaranties that such Compensation will not be taxed until it is received and the Company shall not be liable for any damages because such Compensation is taxed to the Participant before it is received by the Participant.
8.2 Benefits Not Transferable. No benefit payable at any time under this Plan shall be subject in any manner to alienation, sale, transfer, pledge, attachment or encumbrance of any kind; provided, however, that:
     8.2.1 in the event that, at the time of a Participant’s Commencement Date, the Participant is indebted to the Company or any Affiliate, the Company shall have the right to offset any such indebtedness (including any interest thereon) against any benefits otherwise due under this Plan with respect to the Participant, by applying such indebtedness (including any interest thereon) pro-rata to each successive benefit Payment due thereafter, until the full amount of the debt and any interest owed has been paid; and
     8.2.2 all or any portion of a Participant’s unpaid benefits under this Plan may be assigned by court order to the Participant’s former spouse in connection with a dissolution of their marriage, but only if the Plan Administrator determines, in its sole discretion, that the order satisfies the requirements of a “domestic relations order” as defined in Code Section 414(p)(1)(B)). The federal income taxation of any Plan benefits assigned as provided in the preceding sentence shall be governed by Revenue Ruling 2002-22, or any applicable guidance subsequently published by the Internal Revenue Service or the Department of the Treasury.
8.3 No Trust Created. Nothing contained in this Plan, and no action taken pursuant to its provisions by any person, shall create, or be construed to create, a trust of any kind, or a fiduciary relationship between the Company and any other person.
8.4 Benefits Payable Only From General Corporate Assets; Unsecured General Creditor Status of Participant. Payment to the Participant or any Beneficiary hereunder shall be made from assets that shall continue, for all purposes, to be part of the general, unrestricted assets of the Company. No person shall have any interest in any such asset by virtue of any provision of this Plan. The Company’s obligation hereunder shall be an unfunded and unsecured promise to pay money in the future. To the extent that any person acquires a right to receive Payments from the Company under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of the Company; no such person shall have or acquire any legal or equitable right, interest or claim in or to any property or assets of the Company.
8.5 Plan Expenses. The Plan Participants shall bear all of the Plan Expenses except for those Plan Expenses that the Company elects to pay. Any such expenses that are not paid by the Company shall be promptly paid by the Participant or the Participant’s Beneficiary, as applicable, or the Plan Administrator shall deduct such expenses from the Participant’s Accrued Benefit.

8.6 Entire Agreement. The Plan, Deferral Election, Beneficiary Designation, and other administrative forms shall constitute the total agreement between the Company and the Participant. No oral statement regarding the Plan may be relied upon by the Participant. In the event that there is a discrepancy between the Plan and the administrative forms and summary descriptions, the Plan will control.
8.7 Invalidity of Provisions. If any provision of this Plan shall be for any reason invalid or unenforceable, the remaining provisions shall nevertheless be carried into effect.
8.8 Unclaimed Benefits. In the case of a benefit payable on behalf of such Participant, if the Plan Administrator is unable to locate the Participant or Beneficiary by the earlier of the date that is (a) ten (10) years following the Termination of Employment of the Participant, or (b) five (5) years following the date the Participant’s last benefit Payment was scheduled to be made, such Plan benefit may be forfeited to the Company upon the Plan Administrator’s determination. Notwithstanding the foregoing, if, subsequent to any such forfeiture, the Participant or Beneficiary to whom such Plan benefit is payable makes a valid claim for such Plan benefit, such forfeited Plan benefit shall be paid by the Plan Administrator to the Participant or Beneficiary, without interest from the date it would have otherwise been paid.
8.9 Governing Law/Interpretation. The Plan and the rights and obligations of all persons hereunder shall be governed by and construed in accordance with the laws of the State of Minnesota, other than its laws regarding choice of law, to the extent that such state law is not preempted by federal law. The Plan shall be interpreted so as to comply to the fullest extent possible with the Code and the Regulations (including, but not limited to, Section 409A) such that the Accrued Benefit of any Participant is not includible in income for United States income tax purposes prior to the actual receipt of such Accrued Benefit in cash by the Participant or the Beneficiary, as the case may be.
IN WITNESS WHEREOF, the Company has executed this Plan as of the day and year first written above.

FAMOUS DAVE’S OF AMERICA, INC.

By:	/s/ David Goronkin
Title:	President & CEO

EXHIBIT A
FAMOUS DAVE’S OF AMERICA, INC.
FIRST AMENDED AND RESTATED NON-QUALIFIED DEFERRED COMPENSATION PLAN
Participant Deferral Election Form
Declared Rate: Eight Percent (8%) (the “Declared Rate”)
Matching Contribution Rate: Two Percent (2%) (the “Matching Contribution Rate”)
     This Agreement is entered into this ___day of ___, 20___ between FAMOUS DAVE’S OF AMERICA, INC., hereinafter referred to as the “Company,” and ___, hereinafter referred to as the “Participant.”
I acknowledge that as an Eligible Employee of the Company I have been offered an opportunity to participate in the Famous Dave’s of America, Inc. FIRST AMENDED AND RESTATED NON-QUALIFIED DEFERRED COMPENSATION PLAN (the “Plan”) for the Plan Year beginning January 1, 20___ and those subsequent Plan Years indicated below. I am electing the alternatives set forth below:
This Deferral Election shall be effective only for the Plan Year beginning January 1, 2006.
DEFERRAL ELECTION [Please complete one or more of the following choices.]
I hereby elect to defer receipt of that portion of my Compensation which is earned by me with respect to services rendered by me to the Company after the date this Deferral Election is filed with the Company as set forth below.
☐      [___%] or [$___] or [that portion of my salary in excess of $___] which is earned by me with respect to services rendered by me to the Company during the Plan Year and after the date of this Deferral Election is filed with the Company even if payable after the end of the Plan Year.
☐      [___%] or [$___] or [that portion of my bonus(es) in excess of $___] which are earned by me with respect to services rendered by me to the Company during the Plan Year and after the date of this Deferral Election is filed with the Company even if payable after the end of the Plan Year.
☐      [___%] or [$___] or [that portion of my commissions in excess of $___] which are earned by me with respect to services rendered by me to the Company during the Plan Year and after the date of this Deferral Election is filed with the Company even if payable after the end of the Plan Year.
NOTE: This Deferral Election is irrevocable except to the extent permitted by the Plan Administrator, and the Regulations promulgated by the IRS.
Investment Return; Declared Rate: I understand that each quarter during the Deferral Period I select below, my Deferral Account for the above Plan Years will be increased with an investment return equal to the product of the Declared Rate for the Plan Year and the balance of my Deferral Account as of the end of the quarter.

Matching Contribution: I understand that my Deferral Account for the above Plan Years will also be increased one time by an additional Matching Contribution equal to the product of the Matching Contribution Rate specified above and the amount of my Compensation which I elected to defer for the above Plan Year. For example if the Matching Contribution Rate were 50% and I elected to defer 2% of my Compensation I will have an amount equal to 1% of my Compensation (50% x 2%) added to my Deferral Account. If I defer 4% of my Compensation I will have an amount equal to 2% of my Compensation (50% x 4%) added to my Deferral Account.
DISTRIBUTION OF BENEFITS ELECTION
A. Deferral Period. I hereby elect to have my Deferral Account for the Plan Years specified above distributed to me beginning on the first day of the third month beginning after the end of the following Deferral Period (the “Commencement Date”), unless the Plan provides for an earlier Commencement Date [Select one of the following]:
     ☐      ___ calendar years following the end of the applicable Plan Year (December 31) (May not be less than three (3) calendars years and must be whole number of years; example if the Plan Year ends December 31, 2005, and you elect a Deferral Period of four (4) calendar years, your Deferral Account will be paid beginning March 1, 2010, unless you terminate employment prior to such date in which event it will be paid beginning on the first day of the third month beginning after your termination of employment.), or
     ☐      the date that is the date of my Termination of Employment.
NOTE: This election may be changed to extend the Deferral Period to a later date, provided (a) you make the election to so extend such Period at least one (1) year before the first payment affected by the change, (b) the extension must be for a period of not less than five (5) years and (c) such extension is in accordance with the applicable Regulations promulgated by the Internal Revenue Service. Such Deferral Period may be shortened only with the consent of the Plan Administrator and then only as permitted by and in accordance with the Regulations promulgated by the Internal Revenue Service. Any such change must be made by written notice to the Plan Administrator and shall not be effective until accepted in writing by the Plan Administrator.
B. Payout Period. I hereby elect to have my Deferral Account for the Plan Years specified above distributed to me in the following manner (check one):
☐	Lump Sum

☐	In substantially equal payments plus interest as provided in the Plan over a period of two (2) years plus interest at the Declared Rate from the Commencement Date.

☐	In substantially equal payments plus interest as provided in the Plan over a period of five (5) years plus interest at the Declared Rate from the Commencement Date.

☐	In substantially equal payments plus interest as provided in the Plan over a period of ten (10) years plus interest at the Declared Rate from the Commencement Date.
NOTE: If the payments during the Payout Period are less than $10,000.00 per year, your Accrued Benefit, at the Company’s discretion may be paid in a lump sum or a over a shorter period as and to the extent permitted under Regulations promulgated by the Internal Revenue Service.
Unavailability of Deferred Compensation. I understand that except in the case of a Hardship as defined in the Plan or as permitted by the IRS regulations and the Company, in its sole discretion, none of the Deferred Compensation is payable prior to the Commencement Date as defined in the Plan.
Amount Payable. I understand that the amount payable to me will be based upon the value of my Deferral Account that will depend on the amount of my Deferral Elections and the Declared Rate in effect at the time of this Deferral Election.

Date:

Participant’s Name

Participant’s Signature:

Date Received:

Date Accepted:

Famous Dave’s of America, Inc.

By:

Its:

EXHIBIT B
FAMOUS DAVE’S OF AMERICA, INC.
FIRST AMENDED AND RESTATED NON-QUALIFIED DEFERRED COMPENSATION PLAN
Beneficiary Designation Form
TO: Famous Dave’s of America, Inc. (hereinafter referred to as the “Company”),
In accordance with the rights granted to me in the Famous Dave’s of America, Inc. FIRST AMENDED AND RESTATED NON-QUALIFIED DEFERRED COMPENSATION PLAN (the “Plan”) and subject to the terms and conditions specified below in this Designation, I hereby designate the following persons and/or entities as my Primary and Contingent Beneficiaries under the Plan to receive, in the event of my death, in accordance with the terms of the Plan, the payments that would otherwise be paid to me absent my death:
Primary Beneficiaries

Name	Relationship	Percentage

Contingent Beneficiaries:

Name	Relationship	Percentage

I understand that this Designation of Beneficiary shall not be effective unless received by the Plan Administrator prior to my death. This designation cancels and supersedes any Designation of Beneficiary heretofore made by me with respect to the Plan and the right to receive payments hereunder.

Date:

Participant’s Name

Participant’s Signature:

Date Received:
Received and accepted this ___ day of ___, 20___.	Famous Dave’s of America, Inc.

By:

Its:

SUMMARY PLAN DESCRIPTION OF
FAMOUS DAVE’S OF AMERICA, INC.
FIRST AMENDED AND RESTATED NON-QUALIFIED DEFERRED COMPENSATION PLAN
INTRODUCTION
     Famous Dave’s of America, Inc. (the “Company”) established the Famous Dave’s of America, Inc. FIRST AMENDED AND RESTATED NON-QUALIFIED DEFERRED COMPENSATION PLAN effective as of February 25, 2005 (the “Plan”).
THIS SUMMARY IS INTENDED TO SUMMARIZE THE PRINCIPLE TERMS OF THE PLAN. IN THE EVENT OF A CONFLICT BETWEEN THIS SUMMARY AND THE TERMS OF THE PLAN, THE TERMS OF THE PLAN SHALL CONTROL. A COPY OF THE PLAN IS AVAILABLE UPON REQUEST.
WHAT DOES THE PLAN MEAN TO ME?
The Plan was established to provide retirement and other benefits to eligible employees of the Company to assist them in saving for retirement and encourage their continued interest in the success of the Company. The Plan is intended to allow you to defer the receipt of some of your salary, bonuses, and commissions (“Compensation”) until a later date. The Company will pay for all of the Plan’s benefits and administration costs. The Plan records are kept on a calendar year basis.
WHO IS ELIGIBLE TO PARTICIPATE IN THE PLAN
Any employee of the Company or an Affiliate who is: a “director level” and above employee (as defined by the Company from time to time); one of a select group of management or highly compensated employees, as defined by ERISA; and who is selected by the Company to participate in the Plan is eligible to participate in the Plan.
HOW CAN I PARTICIPATE IN THE PLAN?
You can participate in the Plan by making a Deferral Election to defer the receipt of all or some part of your Compensation to a later date. As discussed below you will receive interest on the amount you defer until it is paid to you or your beneficiary.
HOW DO I MAKE A DEFERRAL ELECTION AND WHEN DO I MAKE AN ELECTION?
Making an Election. You can make a Deferral Election by completing and delivering to the Plan Administrator, a Deferral Election form that you can obtain from the Plan Administrator.
Initial Election. If you become a Participant during a Plan Year you may make a Deferral Election with respect to your Compensation earned during the Plan Year in which you become a Participant provided that such Deferral Election is filed with the Plan Administrator within thirty (30) days after you first become eligible to be a Participant in the Plan. The Deferral Election will be effective beginning on the payroll date that is at least two (2) weeks after the delivery of the Deferral Election to the Plan Administrator, or such other date as specified by the Plan Administrator. The Deferral Election will apply only to Compensation earned with respect to services you perform after the date of the Deferral Election and prior to the end of the Plan Year in which you first become eligible to be a Participant in the Plan. If you fail to file a Deferral Election within thirty (30) days after you first become eligible to be a Participant in the Plan, no part of your Compensation earned with respect to services performed during the Plan Year in which you first become a Participant in the Plan may be deferred. No Deferral Election will be effective until accepted by the Plan Administrator.
Subsequent Deferrals. Except for a Deferral Election for the Plan Year in which you first becomes a Participant, each Deferral Election for Compensation earned with respect to services performed in a Plan Year must be made not later than the earlier of (a) the day before the first day of the Plan Year, or (b) the date specified by the Plan Administrator or Company. Each such Deferral Election will apply only to Compensation earned with respect to services rendered during the Plan Year. No Deferral Election will be effective until accepted in writing by the Plan Administrator. For example, to defer Compensation earned in 2006, your Deferral Election must be filed with the Plan Administrators not later than December 31, 2005, or such earlier date as is specified by the Plan Administrator.
Revocation or Change of Deferral Election. Except as otherwise permitted in IRS Regulations and by the Plan Administrator, each Deferral Election is irrevocable. No change of any Deferral Election will be effective until accepted by the Plan Administrator in writing.
DOES THE COMPANY MAKE CONTRIBUTIONS TO THE PLAN FOR ME?
The Company may, but is not required to make contributions to our Deferral Account. The Company anticipates making “matching” contributions each year for those Participants who make Deferral Elections in much the same way that the Company makes or can make matching contributions to the Company’s 401(k) Plan.
HOW ARE MY BENEFITS UNDER THE PLAN DETERMINED?
Accounts. The Plan Administrator will establish a Deferral Account for you for each Plan Year for which you make a Deferral Election and elect to defer all or a portion of your Compensation earned with respect to Services performed by you during such Plan Year.
Allocations. Your Deferral Accounts will be increased by the amount of Compensation that you elect to defer under your Deferral Election. The amount deferred will be added to the Deferral Account on the date and in the amount that the Compensation that is deferred would otherwise have been paid to you but for the Deferral Election.
Company Discretionary Contributions (if any) will be added to your Deferral Account at such time as directed by the Plan Administrator or the Company.
Each Deferral Account will be reduced by the amount of all payments made to you or your Beneficiary from your Deferral Account.
Your Deferral Account will be increased by the Investment Adjustments at such times as may be specified by the Company, but not less often than quarterly. The Investment Adjustments are like interest and are based upon the Declared Rate established by the Company from time to time and communicated to you from time to time. The Declared Rate will be set by the Company for each year’s Deferral Election and will be set forth in the Deferral Election for each Plan Year.
WHEN AND HOW WILL MY ACCRUED BENEFITS BE PAID?
Commencement of Benefits. The balance of each of your Deferral Accounts (your “Accrued Benefit”) will be paid to you beginning on the “Commencement Date.” The Commencement Date is the first day of the third month beginning after the earliest of:
♦ your Termination of Employment if you are not a Key Employee (see the definition below),

♦ the date which is three (3) months after your Termination of Employment if you are a Key Employee,

♦ your Disability,

♦ the occurrence of a Change in Control Event,

♦ January 1st of the first year beginning after the end of the Deferral Period selected by you with respect to each of your Deferral Accounts, or

♦ such earlier date as determined by the Company in its sole discretion, provided such determination is permitted under any applicable IRS Regulations.
Generally, “Termination of Employment” means your ceasing to be employed by the Company and any Affiliate for any reason whatsoever, voluntary or involuntary, other than by reason of an approved leave of absence.
You are a “Key Employee” if (a) the Company’s stock is publicly tradable on an established stock exchange or otherwise, and (b) you are a “key employee” as defined in Section 416(i) of the Code (without regard to paragraph (5) thereof). Generally, the term “key employee” for purposes of Section 416(i) of the Code means an employee who, at any time during the plan year, is (i) an officer of the Company having an annual compensation greater than $130,000 (as adjusted under the Code), (ii) a five percent (5%) owner of the Company, or (iii) a one percent (1%) owner of the Company having an annual compensation from the employer of more than $150,000 (as adjusted under the Code).
“Disability” means that you are:
.	unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or

.	by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company.

A “Change in Control Event” is generally either the sale of the Company’s assets or the acquisition of the majority of the voting rights in the Company’s stock by a person or group of people acting in concert.
The “Deferral Period” is the time period you specify in each Deferral Election and is the time period during which you will not be entitled to receive the Compensation you elect to defer unless you die, suffer from a Disability, incur a Termination of Employment, suffer from a Unforeseeable Emergency (discussed below) or the Company has a Change in Control (discussed below).
Form of Payment. The balance of a Deferral Account will generally be paid to you in either a lump sum or in substantially equal payments over the Payout Period you chose on your Deferral Election.
Death. However, in the event of your death, any of your Accrued Benefit remaining unpaid will be paid in a lump sum to your Beneficiary. (See WHAT HAPPENS TO MY ACCRUED BENEFIT IF I DIE? below).
Change In Control Event. In addition, upon a Change of Control Event, the balance of your Deferral Account will be paid to you in a lump sum.
Cash Out for Small Accounts. Further, if your entire Accrued Benefit under the Plan is less than $10,000.00, or such lesser amount specified by the Company, the Company, may, in it’s sole discretion, pay you your entire Accrued Benefit in a lump sum or over a shorter period than the Payout Periods you elected provided that the payment is made on or before the later of (a) December 31 of the calendar year in which you have a Termination of Employment or (b) the date two and one-half (2 1/2) months after your Termination of Employment.
Payout Period. In your Deferral Election you will specify the Payout Period over which your Accrued Benefit attributable to that Deferral Election will be paid to you.
Changes to the Deferral Period or Payout Period or the Time or Form of Payment of Your Accrued Benefit.
Reductions in Deferral Period/Acceleration of Payments. Except as provided below, or as otherwise permitted in the IRS Regulations and by the Plan Administrator, neither the Deferral Period nor the Payout Period may be reduced, nor may the date of any payment be accelerated.
Extensions/Delays. With the consent of the Plan Administrator and to the extent permitted under the Regulations, the Deferral Period may be extended, the Payout Period increased and the time for any Payment delayed at the written election of the Participant, provided that :
•	such election may not take effect until at least twelve (12) months after the date on which the election is made;

•	the Payment with respect to which such election is made is deferred for a period of not less than five (5) years from the date such Payment would otherwise have been paid (or in the case of a life annuity or installment payments treated as a single Payment, five (5) years from the date the first amount was scheduled to be paid);

•	any election related to a payment described in §1.409a-3(a)(4) (Payment at a specified time or pursuant to a fixed schedule) may not be made less than twelve (12) months prior to the date the Payment is scheduled to be paid (or in the case of a life annuity or installment payments treated as a single Payment, twelve (12) months prior to the date the first amount was scheduled to be paid); and

•	such extension of the Deferral Period or the Payout Period or delay in the time of any Payment is in accordance with the applicable Regulations.
For example, if the Deferral Period ends in 2010, you could extend the Deferral Period so it will end in 2015 provided that you make the request in 2008 or 2016 if you make your request in 2009.
Separate Payments. To the extent provided under the Regulations you may treat each payment to be made to you as a “Separate Payment.” Consistent with the Regulations and with the consent of the Plan Administrator, you may extend the Deferral Period or the date of payment separately with respect each Separate Payment.
WHAT HAPPENS TO MY ACCRUED BENEFIT IF I DIE?
Payment of Accrued Benefit. In the event you die prior to receipt of your entire Accrued Benefit, the Company will pay your unpaid Accrued Benefit in a lump sum to your Beneficiary designated on a Beneficiary Designation Form provided to the Company and accepted by the Company.
Unless otherwise specified by you on a Beneficiary Designation Form, if more than one (1) Beneficiary is named within the same class (i.e., Primary or Contingent), then the payments of your Accrued Benefit will be made equally to such Beneficiaries. Unless otherwise specified by you on a Beneficiary Designation Form, if any such Beneficiary dies while receiving payments under the Plan, any and all remaining payments shall continue to be made to the surviving Beneficiaries of such class and to the legal heirs of the deceased Beneficiary, which legal heirs shall receive the amount which was being received by said deceased Beneficiary unless otherwise stipulated in your Beneficiary Designation Form. Unless otherwise specified by you on a Beneficiary Designation Form, if all of the Beneficiaries of a class die, any and all remaining payments will be made to the next class of Beneficiaries.
Unless otherwise provided by you on a Beneficiary Designation Form, if none of the Beneficiaries named are living on any payment date, any and all remaining payments shall be made to the executors or administrators of your estate.
Beneficiary Designation.
General. You may, at any time, submit a Beneficiary Designation Form specifying one (1) or more written designations of Primary and Contingent Beneficiaries to whom payments under this Plan shall be made in the event of your death prior to complete distribution of the benefits payable to the Participant. Each Beneficiary Designation Form shall become effective only when accepted in writing by the Company. The Company has the right, in its sole discretion, to reject any Beneficiary Designation Form, which is not in substantially the form provided by the Plan Administrator. For purposes of any Beneficiary Designation Form, no person shall be deemed to have survived you if that person dies within thirty (30) days of your death. You may change the Beneficiary named in any Beneficiary Designation Form at any time by filing a new duly executed Beneficiary Designation Form with the Company or the Plan Administrator without the consent of any person or entity then designated as a Beneficiary.
Spouse’s Interest. Your designation of your spouse as a beneficiary will be deemed automatically revoked if you or your spouse subsequently file for divorce or legal separation or if your spouse dies prior to you.
WHAT IF I SUFFER A FINANCIAL HARDSHIP.
Hardship Withdrawals. If you suffer an Unforeseeable Emergency, the Plan Administrator will, upon receipt of your written request, pay to you from your Deferral Accounts an amount equal to the lesser of (a) the amount you requested, (b) the balance of your Deferral Accounts as of the date of such payment, or (c) the amount, as determined under the IRS Regulations, necessary to satisfy such Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, determined after taking into account the extent to which such Unforeseeable Emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of your assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).
Unforeseeable Emergency. An Unforeseeable Emergency is a severe financial hardship to you resulting from a sudden and unexpected illness or accident of you, your spouse, or one of your dependents (as defined in section 152(a) of the Code), your loss of property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond your control of the Participant and meeting such other requirements as may be set forth in any applicable IRS Regulations.
Rules Adopted by Plan Administrator. The Plan Administrator may adopt additional rules relating to Hardship Withdrawals provided such rules are consistent with the IRS Regulations. In administering these rules, the Plan Administrator shall act in accordance with any applicable IRS Regulations, the principle being that the primary purpose of this Plan is to provide additional retirement income, not additional funds for current consumption.
ARE THERE OTHER SITUATIONS WHERE THE COMPANY CAN DISTRIBUTE MY ACCRUED BENEFIT?
Yes. In the event there is a determination by the Internal Revenue Service, or in the event of a final determination by a court of competent jurisdiction, that all or any part of your Accrued Benefit hereunder is includable in your gross income, the Plan Administrator shall distribute so much of your Accrued Benefit to you as is includible in your gross income or your Beneficiary and in its sole discretion cause the termination of future Deferral Contributions by you, provided this provision does not in and of itself cause your Accrued Benefit to be includible in income for United States income tax purposes prior to your actual receipt of such Accrued Benefit in cash.
In the event that there is a determination by the Department of Labor, or a final determination of a court of competent jurisdiction, that the Plan is subject to Part 2, 3 or 4 of Title I of ERISA, the Plan Administrator may in its sole discretion distribute each Participant’s Accrued Benefit to the Participant, or, in the case of a deceased Participant, to the Participant’s Beneficiary, and cause the termination of future Deferral Contributions by Participants.
CAN MY BENEFITS BE PAID TO SOMEONE OTHER THAN ME?
Payment of Employment Taxes. Yes. To the extent permitted under the IRS Regulations, the Plan Administrator or the Company may permit the acceleration of the time or schedule of a payment under the Plan to pay the Federal Insurance Contributions Act (FICA) tax imposed under Code Sections 3101 and 3121(v)(2) on Compensation deferred under the Plan (the “FICA Amount”). Additionally, the Plan Administrator or the Company may permit the acceleration of the time or schedule of a payment to pay the income tax at source on wages imposed under Code Section 3401 on the FICA Amount, and to pay the additional income tax at source on wages attributable to the pyramiding Code Section 3401 wages and taxes. However, the total payment under this Section shall not exceed the aggregate of the FICA Amount, and the income tax withholding related to such FICA Amount.
Withholding. In addition, any and all payments to be made to you or your beneficiaries pursuant to this Plan shall be subject to all federal, state and local income and employment taxes and such taxes will be withheld accordingly by the Company from your Accrued Benefits under this Plan or from salary, bonuses or other amounts due to you as determined by the Plan Administrator as and to the extent required by applicable law and IRS Regulations.
WILL I EARN INTEREST ON MY DEFERRAL ACCOUNT WHILE ITS IS BEING PAID TO ME?
Yes. Once you are entitled to receive payment of a Deferral Account, the unpaid balance of your Deferral Account will earn interest at the Declared Rate then in effect on the unpaid balance of the Deferral Account. The accrued interest shall be paid with the next payment then due. The Declared Rate on other deferrals may be changed at the discretion of the Company.
.
CAN BENEFITS BE FORFEITED?
No. Your Benefits under the Plan are fully vested and cannot be forfeited.
.
CAN THE PLAN BE AMENDED OR TERMINATED?
The Plan may be amended at any time provided that no such amendment may reduce the Deferral Account then credited to you without your consent. The Plan and/or your Deferral Elections may be terminated at any time; provided, that no such termination will reduce your Deferral Account without your consent.

ARE MY ACCRUED BENEFITS ASSIGNABLE?
Benefits Not Transferable. None of the benefits payable at any time under this Plan can be assigned or transferred or subjected in any manner to alienation, pledge, attachment or encumbrance of any kind; except that:
•	if a you are indebted to the Company or any Affiliate, the Company and the Affiliate will have the right to offset such indebtedness (including any interest thereon) against any benefits otherwise due to you or your Beneficiary under the Plan, by applying such indebtedness (including any interest thereon) pro-rata to each successive benefit payment due thereafter, until the full amount of the debt and any interest owed has been paid; and

•	all or any portion of your unpaid benefits under this Plan may be assigned by court order to your former spouse in connection with a dissolution of your marriage, but only if the Plan Administrator determines, in its sole discretion, that the order satisfies the requirements of a “domestic relations order” as defined in Code Section 414(p)(1)(B)).
ARE MY ACCRUED BENEFITS AT RISK?
Only if the Company is unable to pay its obligation when due. Your Accrued Benefits are payable only out of the assets of the Company and are, for all purposes, an unfunded and unsecured promise to pay money in the future. Your Accrued Benefit is not held in any trust and no provisions of the Plan shall create, or be construed to create, a trust of any kind, or a fiduciary relationship between the Company and any other person. To the extent that you have a right to receive payments from the Company under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of the Company; you will not have or acquire any legal or equitable right, interest or claim in or to any property or assets of the Company.
.
WHAT CAN I DO IF I AM DENIED PLAN BENEFITS?
You or your Beneficiary (“Claimant”) may file a written claim for benefits with the Company. The Company must rule on the claim within ninety (90) days of the Claimant’s written claim for benefits. The Company must provide written notice setting forth the specific reason for denial, the pertinent Plan provisions that form the basis of denial, and a description of any additional material that the Claimant needs to provide to perfect his or her claim. In addition, the notice must explain that if the Claimant wishes to appeal the denial of benefits, the Claimant must do so in writing to the Board within ninety (90) days after receiving the Company’s notice of denial of benefits.
WHAT RIGHTS DO I HAVE UNDER ERISA?
A Participant in this Plan is entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974, also called ERISA. ERISA provides that all Plan participants shall be entitled to:

•	examine, without charge, at the Plan Administrator’s office and at other specified locations, such as work sites, all Plan documents, including copies of all documents filed by the Plan with the U.S. Department of Labor, such as Plan descriptions;

•	obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator. The Plan Administrator may make a reasonable charge for the copies;

•	obtain, once a year, a statement of the total benefits accrued for you and your nonforfeitable (vested) benefits (if any), or the earliest date on which benefits will become nonforfeitable (vested). The Plan may require a written request for this statement, but it must provide the statement free of charge.
In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate your Plan, called “fiduciaries,” have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your Company or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a pension benefit or exercising your rights under ERISA.
If a your claim for a Plan benefits is denied in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the Plan Administrator review and reconsider your claim. (See “WHAT CAN I DO IF I AM DENIED PLAN BENEFITS?”)
Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan and do not receive them within thirty (30) days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $100.00 a day until you receives the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.
If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a state or federal court.
If the Plan’s fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees if, for example, it finds your claim is frivolous.
If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement, or about your rights under ERISA, you should contact the nearest Area Office of the U.S. Labor-Management Services Administration, Department of Labor.
WHO ADMINISTERS THE PLAN?
The Plan Administrator for the Plan is the Company, Famous Dave’s of America, Inc. Service of

legal process, or any request for information concerning eligibility, participation, contributions, or other aspects of the operation of the Plan should be in writing and directed to the Plan Administrator, Famous Dave’s of America, Inc. FIRST AMENDED AND RESTATED NON-QUALIFIED DEFERRED COMPENSATION PLAN, c/o Famous Dave’s of America, Inc., 12701 Whitewater Drive, Suite 200, Minnetonka, MN 55343.
ARE THE BENEFITS INSURED BY THE PENSION BENEFIT GUARANTY CORPORATION?
Benefits provided by the Plan are not insured by the Pension Benefit Guaranty Corporation (PBGC) under Title IV of the Employee Retirement Income Security Act of 1974 (“ERISA”), because the pension insurance provisions of ERISA do not apply to the Plan.
This Summary Plan Description has outlined only some of the terms of the Famous Dave’s of America, Inc. FIRST AMENDED AND RESTATED NON-QUALIFIED DEFERRED COMPENSATION PLAN. In the event of a conflict between this Summary and the Plan, the terms of the Plan shall control. We will be happy to answer any questions you might have. We are proud to be able to contribute toward your security and well being through the adoption of this Plan.

Yours truly,
FAMOUS DAVE’S OF AMERICA, INC.
Company Identification Number:
Plan No. ___